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                             MAXIMUS FUND, I, L.L.C

                               ADVISORY CONTRACT


This Advisory Contract (the "Agreement") is made as of the _____ day of April, 1997, by and between, Maximus Fund, I, L.L.C (the "Fund") and Maximus Capital management, Inc. (the "Advisor")

                                  WITNESSETH:

WHEREAS, the Fund is a limited liability company organized for the purpose of buying, selling, trading and generally dealing in commodity futures and options contracts and other commodity interests;

WHEREAS, the Fund proposes to offer its Membership Interests (hereinafter "Interests") pursuant to the Fund's June ______ Prospectus, as now or hereinafter supplemented (the "Prospectus"), in connection with its Form SB-2 Registration Statement, expected to be declared effective on or about May 30, 1997, under the Securities Act of 1933, is amended (the "Securities Act"), and any amendments thereto (the "Registration Statement");

WHEREAS, the Fund is fully cognizant of the high risks involved in highly leveraged commodity speculation.

Whereas, the Managing Member is, pursuant to the Fund's Operating Agreement, authorized to utilize the services of one or more professional trading advisors and consultant's in connection with the trading activities of the Fund; and

Whereas, the parties wish to enter into this agreement in order to set forth the terms and conditions upon which the Advisor will render and implement trading advisory services for the Fund.

NOW, THEREFORE, the parties agree as follows:

1.   Duties of the Advisor

     Maximus Capital Management Inc., in addition to being the Manager of the Fund will serve as Advisor. In its role as Advisor, Maximus Capital Management, Inc. will be responsible for the sale and purchase of commodity interests for the benefit of the Fund.

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2.   Trading Strategies

     The trading program that will be used by Maximus Capital Management, Inc. in trading the proceeds of the Fund is based on analysis of fundamental factors affecting agricultural commodities. The core of the program utilizes the seasonal pattern of price movement in the grain and soybean markets tempered with information regarding events or situations which will affect this pattern. Information which will be analyzed includes, but is not limited to, yield estimates, crop condition and progress reports, export demand, and domestic feed usage. Sources of this information include various news reporting services, farmers and ranchers, crop scouts, and government reporting offices.

     Additionally, entry and exit points for individual trades will be selected with the aid of technical analysis. Technical analysis uses historical price action to indicate areas of support and resistance, price trends and trend changes, volatility, and potential price moves.

     The focus of the program will be the grain and soybean markets, but positions will be taken in related agricultural commodities, such as the hog or cattle markets, as opportunities arise.

     The program will involve primarily position trading, not day trading.
This means that the Manager will have very few, if any, trades which are offset the same day they are entered. It is the Manager's view that day trading unnecessarily results in higher commission costs without adding to profit potential.

     The Manager will select the number of contracts to be purchased or sold for the Fund, taking into consideration the amount of equity currently available. The Manager will select the appropriate type of order to be placed given current market conditions and the types of orders accepted by the exchange on which the contract is trading.

3.   Trading Policies

     Maximus Capital Management, Inc. agrees to use its best efforts in allowing the Fund to adhere to its Trading Policies stated in the Prospectus. Using the above strategies, the objective of the Fund is to achieve appreciation of its assets. In its trading activities, the Fund requires its Manager and any futures Advisors to use their best efforts to adhere to the following policies:


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(1) The Fund will not purchase, sell or trade in securities to such extent as to be required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(2) The Fund may trade in spreads or straddles (see "Glossary") in order to take advantage of potential profit in spread relationships and to limit risks. Uncertainties regarding the tax aspects of such trading are described under "Summary Of Income Tax Consequences -- Gains And Losses From Commodity Transactions".

(3) The Fund does not intend to ordinarily make or take delivery of commodities or to trade in cash commodities. Open positions in futures contracts are expected to be closed prior to the delivery date and, as far as practicable, no new positions will be opened during the delivery month.

(4) The Fund will not employ the trading technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or a related commodity. However, the Manager or in the future an Advisor may take into account the Fund's open trade equity in assets of the Fund in determining whether to acquire additional commodity futures contracts on behalf of the Fund.

(5) No loans may be made by the Fund to any person, including the Manager and its affiliates.

(6) The Fund's assets will not be commingled with the assets of any other person; funds used to satisfy margin requirements will not be considered commingled for this purpose.

(7) No rebates or give-ups may be paid to or received by the Manager, nor may the Manager participate in any reciprocal business arrangements which could circumvent this prohibition.

(8) No agreement with any future advisor, the Clearing Broker(s) or the Manager shall exceed one year and any such agreements are terminable without penalty upon respectively 30 days (or less), 60 days and 120 days written notice by the Fund. Material changes in the trading policies described above must be approved by a vote of a majority of the outstanding Interests (excluding Interests held by the Manager or its affiliates). The Manager does not believe that action by the members to authorize material changes in the Fund's trading policies would constitute participation in the control of the management of the Fund sufficient to cause the members to lose their limited liability for Fund obligations. (See "Operating Agreement".)


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4.   Compensation
     Maximus Capital Management, Inc., as Advisor will receive a monthly incentive fee equal to 25% of Trading Profits. Trading Profits are equal to the sum of gain/(loss) realized from closure of trade positions during the period minus commissions and fees charged on those transactions, plus the change in unrealized profits/(loss), minus the change in accrued commissions and plus cumulative net realized losses, if any carried forward from preceding periods (carryforward loss). For purposes of computing Trading Profits, interest earned shall be included.

     No incentive fee shall be payable to the Manager until future Trading Profits for the ensuing periods exceed any carryforward loss. With regard to the carryforward loss, if funds are withdrawn during a period by reason of decreasing the trading level or withdrawal of account equity when there is such a carryforward loss, the loss shall be reduced at the time of the withdrawal, by the percentage obtained by dividing the amount of the withdrawal by the account's equity immediately before the withdrawal.


IN WITNESS WHEREOF, this agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

MAXIMUS FUND I, L.L.C.

By:  Maximus Capital Management, Inc.

By:  /s/ Darren R. Frye
     ----------------------------
     Darren R. Frye, President

MAXIMUS CAPITAL MANAGEMENT, INC.

By:  /s/ Darren R. Frye
     ----------------------------
     Darren R. Frye, President